Exhibit 10.7

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is entered into as of the 19th day of August, 2013, by and between David N. Vander Ploeg (“Executive”) and School Specialty, Inc. (the “Company”) (Executive and the Company sometimes referred to herein, collectively, as the “Parties”).

WHEREAS, Executive has been employed by the Company pursuant to the terms of the Employment Agreement between the Company and Executive, dated April 21, 2008 (the “Employment Agreement”). (Capitalized terms used, but not defined herein, shall have the meaning assigned to them in the Employment Agreement);

WHEREAS, Executive has notified the Company of his intention to retire and the Parties desire to effect an orderly transition of Executive’s duties and responsibilities;

WHEREAS, the Company desires to enter into this Agreement with Executive to encourage Executive to remain employed with the Company through December 31, 2013;

WHEREAS, as a condition of the Company making certain payments and providing certain benefits, the Parties have agreed to execute and comply fully with the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing, the payments to be made and benefits provided and other good and valuable consideration, the Parties agree as follows:

1. Retention and Separation.

a. The Parties agree that Executive’s last day of employment shall be December 31, 2013 (the date of this Agreement through Executive’s date of separation of employment, the “Retention Period”); provided, however, the Company may, at its sole discretion, upon written notice to Executive accept Executive’s resignation so that it is effective at any time during the Retention Period. The date that Executive’s employment actually ends will be his separation date (the “Separation Date”).

b. During the Retention Period, Executive will continue (i) to report to the Board and the Interim Chief Executive Officer (or any successor) and (ii) to perform his current duties and responsibilities, including but not limited to, cooperating with respect to any regulatory or similar filings of the Company, and such other duties and responsibilities commensurate with his position as may be reasonably assigned to him and otherwise assist the Company in the transition of his duties and responsibilities.

c. Effective as of the Separation Date, Executive hereby resigns from each and every office, directorship and any other position that Executive held with the Company and the Related Companies, including, but not limited to, Executive’s position as Chief Financial Officer of the Company. Also effective as of the Separation Date, Executive further renounces all signatory authority he possesses on behalf of the Company and any Related Companies. Although the foregoing is effective without any further action on the part of Executive, Executive agrees to execute any documents requested by the Company as necessary or appropriate to effectuate such actions.

2. Compensation and Benefits.

a. All of the compensation and benefits that Executive receives as part of his employment will cease as of the Separation Date, except as otherwise set forth in this Agreement, or as otherwise required by law. Thereafter, Executive and/or Executive’s dependents may continue Executive’s group benefits at his and/or their expense, subject to Paragraph 3.a. (ii) below, as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Under separate cover, Executive will receive a personalized COBRA packet and other benefit continuation information.

b. Executive shall be paid any unpaid base salary through the Separation Date, payment of any accrued paid time off under the Company’s paid time off policy that is unused through the Separation Date and reimbursement of business expenses to which Executive may be entitled (the “Accrued Benefits”).

3. Retention Benefits.

a. If Executive remains employed through December 31, 2013 and remains in continued compliance with the terms of this Agreement, the Company shall, subject to Paragraph 3.d below, pay to Executive a retention bonus equal $200,000 (less applicable withholdings and deductions), payable in a lump sum as provided in Paragraph 3.d. below (the “Retention Bonus”). Notwithstanding the foregoing, in the event the Company has, in accordance with Paragraph 1.a, provided for an earlier Separation Date (and Executive has not committed an act constituting Cause prior to such date), the Company shall, subject to Paragraph 3.d below, pay Executive the Retention Bonus, payable in a lump sum as provided in Paragraph 3.d below.

b. In addition, if the Company has, in accordance with Paragraph 1.a, provided for an earlier Separation Date (and Executive has not committed an act constituting Cause prior to such date), Executive shall, subject to Paragraph 3.d. below, be entitled to an amount equal to the amount of Base Salary that would have been paid to him by the Company from the Separation Date through December 31, 2013 if Executive had remained employed by the Company, less applicable withholdings and deductions, (the “Severance Payment”) payable as provided in Paragraph 3.d. below. The Retention Bonus and Severance Payment described in Paragraph 3.a and 3.b respectively, shall collectively be referred to herein as the “Retention Benefits.” If the Company elects to provide for an earlier Separation Date (and Executive has not committed an act constituting Cause prior to such date), the Company will either continue Executive on the payroll for purposes of continuing his group benefits, or, pay the cost of his COBRA coverage for such benefits through December 31, 2013.

c. The Retention Benefits do not constitute earnings or wages for purposes of any Company benefit plan. Executive will receive an IRS Form W-2 with respect to the Retention Benefits. Executive acknowledges that he would not have received the Retention Benefits, payments and benefits to which the Executive is not otherwise entitled, if he did not enter into this Agreement and the Executive General Release.

d. Payment of the Retention Benefits shall be made on January 10, 2014, provided that prior to such date Executive delivers to the Company an executed General Release in the form attached as Exhibit A (the “Executive General Release”) and this Agreement and the Executive General Release have become effective and irrevocable in accordance with their respective terms.

4. Survival of Articles IV, V, VI, VII, VIII, IX, and X. The Parties acknowledge and agree that their respective rights and/or obligations under Article IV, Confidentiality, Article V, Non-Competition, Article VI, Business Idea Rights, Article VII, Non-Solicitation of Employees, Article VIII, Executive Disclosures and Acknowledgements, Article IX, Return of Records, Article X, and Article X, Miscellaneous, of the Employment Agreement survive the execution of this Agreement, the Executive General Release, the termination of the Employment Agreement and the termination of Executive’s employment with the Company. The Parties further acknowledge and agree that all such terms remain in full force and effect and are not modified, amended or released in any way. The Parties hereby amend Section 10.1, Notice, of the Employment Agreement, as follows:

To the Company:

School Specialty, Inc.

W6316 Design Drive

P.O. Box 1579

Appleton, WI 54912-1579

Attention: Board of Directors of the Company

Fax: 920.882.5863

Email: jimhenderson@schoolspecialty.com

With a copy to:

Brett Lawrence

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038-4982

Fax: 1-212-806-1222

E-mail: blawrence@stroock.com

To Executive:

David N. Vander Ploeg

2936 Foxford Drive

Green Bay, WI 54313

Email: vanderploeg.dave@gmail.com

With a copy to:

Katherine L. Charlton

Hawks Quindel, S.C.

P.O. Box 442

Milwaukee, WI 53201-0442

kcharlton@hq-law.com

5. Assistance. Executive agrees that after the Separation Date, upon reasonable notice and provided the requests for services are reasonable, Executive will provide transition services to the Company and assist the Company’s Interim Chief Executive Officer (or any successor). For avoidance of doubt, Executive shall not perform any such services unless requested by the Board or the Company’s Interim Chief Executive Officer (or any successor). In addition, Executive agrees that, upon the request by the Company, Executive will assist the Company and its affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against them in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to Executive’s employment or to events or acts occurring during the period of Executive’s employment by the Company. Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its affiliates (or their actions), regardless of whether a lawsuit has then been filed against the Company or its affiliates with respect to such investigation. The Company agrees to reimburse Executive for all of Executive’s pre-approved reasonable, documented and out-of-pocket expenses associated with such assistance. Any services or assistance contemplated in this Paragraph 5 shall be at mutually agreed upon and convenient times. Executive shall be an independent contractor with respect to such services and the Company shall issue an IRS Form 1099 to Executive for any fees paid pursuant to this Paragraph 5. The Executive and the Company may elect to engage in an ongoing consulting arrangement. If they do so, they will then negotiate the specific terms.

6. Miscellaneous.

a. Entire Agreement; Amendment. Executive acknowledges that in executing this Agreement he has not relied on any statements, promises or representations made by the Company and/or Company Released Parties (as that term is defined in the Executive General Release) except as specifically memorialized in this Agreement. This Agreement contains the complete agreement of the Parties in any way related to Executive’s employment and separation from employment and the subject matter addressed in it, and it supersedes and cancels all other, previous agreements or understandings between the Parties, including the Employment Agreement (except as provided in Paragraph 4 above). This Agreement cannot be modified or rescinded except upon the written consent signed by both Executive and an officer of the Company.

b. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision shall be considered to be distinct and severable from the other provisions of this Agreement, and such unenforceability shall not affect the validity and enforceability of the remaining provisions. If any provision of this Agreement is so held to be unenforceable as written but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

c. No Admission of Liability. Neither this Agreement, the Executive General Release, nor the furnishing of the Retention Benefits shall be deemed or construed at any time for any purpose as an admission by Executive, the Company or any Company Released Party of any liability or unlawful or wrongful conduct of any kind.

d. Binding Effect; Assignment. This Agreement shall be binding on the Company and Executive and their legal representatives, successors and assigns, agents, administrators, executives and heirs. It shall inure to the benefit of the Company and Executive, to the Company’s successors and assigns, its Affiliates, its third party beneficiaries, and to Executive’s heirs. This Agreement shall not be assignable by Executive and Executive may not assign, transfer or subcontract his responsibilities hereunder; provided, however, Executive may assign his right to receive any payments hereunder.

e. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Wisconsin without reference to its conflicts of laws provisions. Each Party agrees that the appropriate state and federal courts in Wisconsin shall have exclusive jurisdiction of any disputes arising out of, concerning or relating, directly or indirectly, to this Agreement, or any other dispute between the Parties and each hereby consents to and waives any objection to, the venue and jurisdiction of such courts. EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND ACTION OR CAUSE OF ACTION WHATSOEVER BETWEEN THEM, INCLUDING, WITHOUT LIMITATION, THOSE ARISING OUT OF, CONCERNING OR RELATING, DIRECTLY OR INDIRECTLY, TO THIS TRANSITION AGREEMENT OR ANY OTHER DISPUTE BETWEEN THE PARTIES.

Section 409A. This Agreement, and the payments and benefits hereunder, are intended to be exempt from taxation under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”). Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A. Any and all payments under this Agreement shall be paid or provided no later than March 15, 2014. Any ambiguity in this Agreement shall be interpreted to comply with the foregoing. Notwithstanding the foregoing, the Company makes no representations regarding the treatment of any payments or benefits hereunder and the Company shall not be liable to, and Executive shall be solely liable and responsible for, any taxes or penalties that may be imposed on Executive under Section 409A with respect to Executive’s receipt of payments or benefits hereunder.

7. Waiver. A failure by any party to enforce at any time or over a period of time, any provision of this Agreement shall not be construed to be a waiver of such provision or of any other provision of this Agreement.

8. Facsimile and Electronic Signatures, Execution in Parts & Headings. Signatures transmitted by facsimile or electronically in the form of a PDF file are deemed to be originals and this Agreement may be executed in counterparts, each of which together shall constitute one and the same instrument. The headings used in this Agreement are intended only for the convenience of the parties and shall not in any way add to, limit or otherwise be used in the interpretation of this Agreement.

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9. No Future Compensation. By entering into this Agreement, Executive acknowledges that (i) he waives any claim to reinstatement and/or future employment with the Company, (ii) to the extent he may seek or apply for future employment with the Company, any failure by the Company to hire or rehire Executive shall not constitute retaliation, and (iii) Executive is not and shall not be entitled to any payments, compensation, benefits, or other obligations from the Company and/or Company Released Parties of any nature whatsoever (except as expressly set forth herein).

SCHOOL SPECIALTY, INC.

By: /s/ James Henderson

Name: James Henderson

Title: Interim CEO 8/19/2013

Date:

/s/ David N. Vander Ploeg

David N. Vander Ploeg

Date: 8/19/13

EXHIBIT A

EXECUTIVE GENERAL RELEASE

WHEREAS, I, David N. Vander Ploeg, on the one hand, and School Specialty, Inc. (the “Company”) on the other hand, entered into a Retention and Separation Agreement, dated August __, 2013 (the “Agreement”) (Capitalized terms used, but not defined herein, shall have the meanings assigned to them in the Employment Agreement or the Agreement);

WHEREAS, as a condition of the Company performing its obligations as provided in the Agreement, I, David N. Vander Ploeg, have agreed to execute and comply fully with the terms and provisions of the Agreement; and

WHEREAS, the Agreement provides that I, David N. Vander Ploeg, will execute and comply fully with the terms and conditions of the Executive General Release herein;

NOW, THEREFORE, in consideration of the foregoing, and the Retention Benefits and other good and valuable consideration to which I am not otherwise entitled, I, David N. Vander Ploeg, hereby agree as follows:

I, David N. Vander Ploeg, for myself and my heirs and assigns, hereby voluntarily, knowingly and irrevocably release and forever discharge the Company and its Affiliates and their respective predecessors, successors and assigns, and their respective present, former, and future officers, directors, shareholders, partners, principals, participants, investors (including, without limitation, all funds and/or accounts that are owned, controlled, or affiliated with the following entities: Zazove Associates, LLC, Angelo, Gordon & Co., L.P. Davis Selected Advisers, L.P., Steel Excel Inc., Wolverine Asset Management, J. Goldman & Co., L.P., L.P., Scoggin LLC and, BulwarkBay Investment Group LLC), trustees, employees, agents, administrators, representatives, attorneys, members, insurers or fiduciaries, in both their individual and representative capacities, (collectively, the “Company Released Parties”), from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature and description whatsoever, including attorneys’ fees and costs (collectively, “Claims”), whether or not now known, suspected or claimed, which I, David N. Vander Ploeg, had, have, or may have, against any of the Company Released Parties from the beginning of time up to and including the date I, David N. Vander Ploeg, sign this Executive General Release, including but not limited to, any Claims that arise out of, relate to or are based on (i) my employment by the Company and/or separation therefrom, including, without limitation, under any federal, state or local law, regulation or ordinance including, without limitation, any having any bearing whatsoever on the terms and conditions of my employment and/or the termination thereof, (ii) statements, acts or omissions by the Company and/or other Company Released Parties, (iii) express or implied agreements, whether oral or written, between me, David N. Vander Ploeg, and the Company and/or other Company Released Parties, including, but not limited to, the Employment Agreement and any offers or term sheets; (iv) any federal, state or local fair employment practices or civil rights laws including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act, the Americans with Disabilities Act, the Sarbanes-Oxley Act, the

Employee Retirement Income Security Act of 1974, the Wisconsin Fair Employment Law, each as may be amended, which, among other things, prohibit discrimination on such bases as race, color, religion, creed, national origin, ancestry, family and/or medical leave, sex/gender, sexual harassment, sexual orientation, genetic information or testing, uniformed or military service, retaliation, whistleblowing, protected activity, mental or physical disability, age, or marital status, (v) common law, public policy, breach of contract or tort, including, without limitation, Claims for emotional distress, libel, slander or wrongful discharge, or (vi) wages, commissions, bonuses, notice, notice pay, accrued vacation, paid time off or holiday pay, employee benefits, expenses, equity awards, allowances and any other payments or compensation of any kind whatsoever; provided, however, the foregoing will not (A) prevent me from bringing any claim seeking enforcement of the Agreement or the Company General Release, (B) release any Claims that may not be waived pursuant to applicable law, (C) prevent me from bringing any future claims, if any, (D) release any rights that I, David N. Vander Ploeg, may have to indemnification under the Company’s organizational documents or under any insurance policy, subject to the respective terms and limitations, providing directors’ and officers’ coverage applicable to me, then existing, for any lawsuit or claim relating to the period when I, David N. Vander Ploeg, was an employee of the Company or (E) release the Parties’ respective continuing rights and/or obligations pursuant to Articles IV, Confidentiality; V, Non-Competition; VI, Business Idea Rights; VII, Non-Solicitation of Employees; VIII, Employee Disclosures and Acknowledgements; IX, Return of Records; X, and X, Miscellaneous of the Employment Agreement.

I, David N. Vander Ploeg, represent that I have fully complied with my obligation set forth in Article IX, Return of Records, of the Employment Agreement.

I, David N . Vander Ploeg, represent that no charges, complaints or actions of any kind have been filed by me or on my behalf against the Company or any Company Released Party with any court, agency or other tribunal.

I, David N. Vander Ploeg, expressly consent that each and all of the provisions of this Executive General Release shall be given full force and effect with respect to unknown or unsuspected claims, demands and causes of action, if any.

I, David N. Vander Ploeg, further affirm that no statements, representations or promises have been made to me to influence me to sign this Executive General Release, except as stated in the Agreement and in this Executive General Release, and that I have signed this Executive General Release of my own free will, relying entirely upon my own judgment, on behalf of myself and each and every one of my dependents, heirs, executors, administrators, personal and/or legal representatives and assigns.

I, David N. Vander Ploeg, acknowledge that I may not sign this Agreement until on or after the Separation Date.

I, David N. Vander Ploeg, further affirm that I have read this Executive General Release and have had up to twenty-one (21) days to consider its terms and effects and to ask any questions that I may have of anyone (including legal counsel of my own choosing), that I have consulted with my own counsel, and that I have signed this Executive General Release knowingly, voluntarily and with full understanding of its terms and effects.

I, David N. Vander Ploeg further acknowledge that I have been advised that I may revoke this Executive General Release within seven (7) days of execution (the “Revocation Period”). I also understand that this Executive General Release will not become effective if I exercise my right to revoke my signature within the Revocation Period by hand delivering or sending via overnight mail a written notice of revocation to the Company as set forth in Section 10.1 of Employment Agreement, as amended by the Agreement. I also understand that if I do not revoke this Executive General Release within the Revocation Period, this Executive General Release shall become final and binding and I shall have no further right of revocation.

I, David N. Vander Ploeg, further affirm that no fact, evidence, event or transaction currently unknown to me but which hereafter may become known to me shall affect in any way or manner the final and unconditional nature of this Executive General Release.

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This Executive General Release will be governed by and construed in accordance with the laws of the State of Wisconsin. If any provision in this Executive General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included. A signature transmitted by facsimile or electronically in the form of a PDF file is deemed to be an original.

Acknowledged and Agreed:

David N. Vander Ploeg

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On the      day of                         , 2013, before me personally appeared David N. Vander Ploeg, to me known and known to me to be the individual described in, and who duly acknowledged to me that he executed the foregoing Executive General Release.

Notary Public